Exhibit 99.6

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Group President
Construction Products and Inland Barge Groups
July 27, 2011

Thank you Antonio and good morning everyone.

Our Construction Products Group had a good second quarter. The segment produced a profit of $16.1 million for the quarter compared to $17.7 million during the same quarter a year ago. The quarter last year included $2.8 million of profits generated by our asphalt business, which we divested in August of 2010.

During the 2nd quarter, we made a small acquisition in our Highway business. Additionally, a few weeks ago we acquired a small galvanizing business located here in Texas. These acquisitions are part of an overall strategy to leverage our competencies and expand our construction products segment. The two acquisitions will increase revenue by approximately $30 million dollars per year.

Our concrete business continues to be challenged by low demand for residential and commercial buildings. We have adjusted our portfolio of ready mix assets to achieve the best results possible in the current market. Our Highway business is continuing to perform well during the peak construction season.

Moving to our Barge segment:

The flooding of our plant in Missouri was worse than we had estimated. Flood waters rose to seven feet in the plant, resulting in lost production for seven weeks. We are currently running at about 50% of planned production and expect to fully recover sometime in September. Our people have done a great job getting us to this point in a relatively short period of time.

During the quarter, we signed $151 million in new barge orders, increasing our backlog to $494 million dollars as compared to $350 million a year ago. Recent market discussions with our customers are encouraging. The barge movement of chemicals, coal and grains continues to be strong.

Overall, I am pleased with the performance of our Barge business.

At this time, I will turn the presentation over to James.